UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2020

Inovio Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 W. Germantown Pike, Suite 110
Plymouth Meeting, PA 19462
(Address of principal executive offices, including zip code)

(267) 440-4200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	INO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    Performance Stock Unit (PSU) Awards

On August 28, 2020, the Compensation Committee of the Board of Directors (the “Committee”) of Inovio Pharmaceuticals, Inc. (the “Company”) granted performance stock units (“Awards”) to the Company’s executive officers under the terms of the Company’s 2016 Omnibus Incentive Plan, as amended to date (the “Plan”), as set forth in the table below. The Awards were approved with a specified dollar value and were converted to an equivalent number of shares of common stock based on the closing price of the common stock on the grant date, rounded up to the nearest whole share.

Officer	Title	Target Value Of Award ($)	Shares Underlying PSU Grant (#)
J. Joseph Kim	Chief Executive Officer	3,500,000	290,216
Peter Kies	Chief Financial Officer	1,500,000	124,379
Laurent Humeau	Chief Scientific Officer	1,500,000	124,379
Jacqueline Shea	Chief Operating Officer	1,500,000	124,379

The Committee established the following performance goals and corresponding performance periods over which the performance goals must be attained, the satisfaction of which are conditions to earning the Awards.

The first 20% each Award will be earned if the Company’s planned Phase 2/3 clinical trial for INO-4800, the Company’s COVID-19 vaccine candidate, is fully enrolled. An additional 25% of each Award will be earned if the Company receives more than a specified amount of non-dilutive, third-party funding for manufacturing and clinical development of INO-4800. An additional 25% of each Award will be earned if the Company completes manufacture of at least 100 million (1 mg equivalent) doses of INO-4800 and arrays and a specified number of its delivery devices. The remaining 30% of each Award will be earned if INO-4800 receives regulatory approval by the U.S. Food and Drug Administration and no more than a specified number of other COVID-19 vaccines have previously received such approval.

Each of the foregoing performance goals has a target achievement date occurring within the next one to three years. However, the Committee may, in its discretion, give credit for any performance goal achieved after the target deadline.

Once a goal has been achieved and the respective number of shares underlying the Award has been earned, 50% of the underlying shares earned will vest on the date of achievement, and the remaining 50% of the underlying shares earned will vest one year thereafter, subject to the executive officer’s continued employment with the Company through such date. In the event of a change in control (as defined in the Plan), earned but unvested Awards would automatically vest in full to the extent earned. In the event of a change in control, if a performance goal has been substantially completed, the Committee may, in its discretion, declare the applicable portion of the Award to be earned and may accelerate vesting of all or a portion of the Awards. In the event of the executive officer’s termination for cause (as defined in the applicable executive officer’s employment agreement) or other than for good reason (as defined in the applicable executive officer’s employment agreement), any unearned Awards and any earned but unvested Awards would be forfeited. In the event of the executive officer’s termination other than for cause, the Awards would not be forfeited and would remain subject to the aforementioned earning and vesting conditions.

The description of the Awards contained herein is a summary of their material terms, does not purport to be complete and is qualified in its entirety by reference to the Plan and the forms of Notice of Grant of Restricted Stock Units and Restricted Stock Units Award Agreement under the Plan, which were filed as Exhibit 10.32 and Exhibit 10.35, respectively, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 12, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVIO PHARMACEUTICALS, INC.

Date: September 3, 2020	By:	/s/ Peter Kies
Peter Kies
Chief Financial Officer